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                                                                    CONFIDENTIAL


                                                                    Exhibit 4.39

     [*] = CERTAIN CONFIDENTIAL INFORMATION CONTAINED IN THIS DOCUMENT, MARKED BY BRACKETS, HAS BEEN OMITTED FROM PUBLIC FILING PURSUANT TO A REQUEST FOR CONFIDENTIAL TREATMENT SUBMITTED TO THE U.S. SECURITIES AND EXCHANGE COMMISSION. THE OMITTED INFORMATION, WHICH HAS BEEN IDENTIFIED WITH THE SYMBOL "[*]," HAS BEEN FILED SEPARATELY WITH THE U.S. SECURITIES AND EXCHANGE COMMISSION PURSUANT TO RULE 24B-2 OF THE SECURITIES EXCHANGE ACT OF 1934, AS AMENDED.

                   SECOND AMENDED & RESTATED SUPPLY AGREEMENT

This Second Amended & Restated Supply Agreement ("AGREEMENT") is made as of the last date set forth on the signature page hereto (the "EFFECTIVE DATE") between Solarfun Power Hong Kong Limited, a company registered in Hong Kong (hereinafter "SOLARFUN") and Hoku MATERIALS, INC., a Delaware corporation (hereinafter "HOKU"). HOKU and SOLARFUN are sometimes referred to in the singular as a "PARTY" or in the plural as the "PARTIES".

                                    RECITALS

Whereas, Hoku Scientific, Inc. ("HOKU SCIENTIFIC") and SOLARFUN are parties that certain First Amended & Restated Supply Agreement dated as of January 7, 2008 (the "SUPPLY AGREEMENT"), pursuant to which Hoku Scientific agreed to sell to SOLARFUN, and SOLARFUN agreed to purchase from Hoku Scientific, polysilicon for SOLARFUN'S general use beginning in calendar year 2009 for a continuous period of eight years from the date of the first shipment.

Whereas, Hoku Scientific has assigned all of its right, title and interest in the Supply Agreement to HOKU, its wholly-owned subsidiary, pursuant to that certain Second Assignment and Assumption Agreement dated as of February 4, 2008, by and between Hoku Scientific and HOKU.

Whereas, HOKU and SOLARFUN desire to amend and restate the Supply Agreement as hereinafter set forth.

Whereas, HOKU desires to supply polysilicon to SOLARFUN for its general use beginning in calendar year 2009 for a continuous period of eight years from the date of the first shipment.

Whereas, in exchange for HOKU's agreement to allocate the supply of polysilicon, SOLARFUN desires to provide HOKU with a firm order for polysilicon upon the terms and conditions provided herein.

NOW, THEREFORE, in furtherance of the foregoing Recitals and in consideration of the mutual covenants and obligations set forth in this Agreement, the Parties hereby agree as follows:

1.   Definitions.

The following terms used in this Agreement shall have the meanings set forth below:

     1.1. "AFFILIATE" shall mean, with respect to either Party to this Agreement, any entity that is controlled by or under common control with such Party.



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     1.2. "AGREEMENT" shall mean this Second Amended & Restated Supply Agreement and all appendices annexed to this Agreement as the same may be amended from time to time in accordance with the provisions hereof.

     1.3. "FACILITY" shall mean any facility used by HOKU for the production of the Product.

     1.4. "FINANCING" shall mean HOKU's receipt of gross aggregate proceeds of at least $75 million U.S. Dollars from bank debt, equity financing (including the $25 million in proceeds from HOKU's private placement of common stock on February 29, 2008), customer prepayments actually received in cash by HOKU for Products (not including commitments for future prepayments, or amounts placed in escrow or secured by letters of credit), or any combination of the foregoing. For purposes of this Agreement, the terms "bank debt" and "equity financing" shall have the broadest meaning possible to include, without limitation, bonds, debentures, credit lines, convertible debt, common and preferred stock, equity-linked securities, options and warrants; and HOKU's "receipt" of such proceeds shall include, without limitation, the receipt of a binding and legally enforceable commitment from a lender to provide the Financing (or a portion thereof).

     1.5. "FIRST SHIPMENT DATE" shall mean the first day of the calendar month in which HOKU commences deliveries to SOLARFUN of Products pursuant to this Agreement.

     1.6. "MINIMUM ANNUAL QUANTITY OF PRODUCT" means [*] ([*] kilograms) of Product during the first Year and [*] metric tons ([*] kilograms) during each of the second through tenth Year, inclusive.

     1.7. "PRODUCT" shall mean the raw polysilicon in chunk form manufactured by HOKU and sold to SOLARFUN pursuant to this Agreement.

     1.8. "PRODUCT SPECIFICATIONS" shall mean the quality and other specifications set forth on Appendix 2 to this Agreement.

     1.9. "TERM" shall mean the period during which this Agreement is in effect, as more specifically set forth in Section 9 of this Agreement.

     1.10. "TOTAL DEPOSIT" shall mean all deposits or prepayments made by SOLARFUN to HOKU hereunder including without limitation the Initial Deposit and the Main Deposit.

     1.11. "YEAR" shall mean each of the ten (10) twelve-month periods commencing on the First Shipment Date.


2. Ordering. Starting on the First Shipment Date and each Year during the term of this Agreement thereafter, SOLARFUN agrees to purchase from HOKU, and HOKU agrees to sell to SOLARFUN, the Minimum Annual Quantity of Product at the prices set forth on Appendix 1 to this Agreement (the "Pricing Schedule"). This Agreement constitutes a firm order from SOLARFUN for [*] metric tons of Product that cannot be cancelled during the term of this Agreement, except as set forth in Section 9 below.

3.   Supply Obligations.

     3.1. HOKU shall deliver each Year pursuant to this Agreement starting on the First Shipment Date at least the Minimum Annual Quantity of Product in approximately equal monthly



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shipments pursuant to Section 4.1 below; provided however, that if HOKU fails to deliver a monthly shipment, then HOKU may deliver any deficiency within [*] days without breaching this section or incurring any purchase price adjustment (pursuant to Section 3.3 below). At any time during the term of this Agreement, HOKU may ship to SOLARFUN any additional amount up to the full cumulative balance of Minimum Annual Quantity of Product to be shipped through the end of this Contract (an "EXCESS SHIPMENT") subject to SOLARFUN's written consent. This shipment will be credited against each subsequent Minimum Annual Quantity of Product. For example, if the Minimum Annual Quantity of Product for a given Year is [*] metric tons, and if HOKU delivers [*] metric tons in January, then the next shipment of [*] metric tons is not required until the following Year.

     3.2. HOKU intends to manufacture the Products at its Facility; however, notwithstanding anything to the contrary herein, HOKU may deliver to SOLARFUN Products that are manufactured by a third party other than HOKU, where HOKU is acting only as a reseller or distributor of such Products; and provided that the Products meet the Product Specifications and price set forth in this Agreement.

     3.3. Except in the case of a force majeure pursuant to Section 12 below, if at any time after [*], HOKU does not supply any Products pursuant to Section 3.1 or 3.2 within [*] days of the scheduled delivery date, HOKU will provide SOLARFUN with a purchase price adjustment. Such purchase price adjustment shall be [*] percent ([*]%) of the value of the respective delayed Products for each week or part thereof that the Product shipment (or part thereof) is delayed beyond the [*] day grace period. Any purchase price adjustment as a result of this Section 3.3 will be paid by HOKU at the end of the term of the applicable calendar quarter. In lieu of making a cash payment to SOLARFUN pursuant to this
Section 3.3, HOKU may, at its option, pay for such purchase price adjustment in the form of a credit issued for future shipments of Products. Notwithstanding anything to the contrary, the maximum amount of such purchase price adjustment shall not exceed [*] percent ([*]%) of the value of the respective delayed Products. Monthly shipments which are delayed beyond one hundred fifty (150) days shall be deemed to constitute a material breach of this Agreement pursuant to Section 9.2.1 below. Notwithstanding the foregoing, if SOLARFUN fails to make a payment to HOKU for Products actually shipped by HOKU within the 30-day period set forth in Section 5.4 below, HOKU shall not be required to supply any additional Product to SOLARFUN until HOKU has received the past due amount including any interest payable thereon pursuant to this Agreement. For the avoidance of doubt, SOLARFUN's right to reduce the purchase price pursuant to this Section 3.3 shall not apply if HOKU is not fulfilling its supply obligations for this reason.

     3.4. If HOKU delivers any Products to SOLARFUN prior to [*], then SOLARFUN shall pay HOKU a premium equal to [*]% of the applicable purchase price for the Products shipped prior to October 1, 2009.

4.   Shipping & Delivery.

     4.1. Except as provided in Section 3.2 above, shipments shall be made from the Facility on a monthly basis in accordance with a shipment schedule that will be provided by HOKU each Year under this Agreement (the "SHIPMENT SCHEDULE") no later than sixty (60) days prior to the applicable year. The Shipment Schedule shall provide for approximately equal monthly shipments that add up to the Minimum Annual Quantity of Products.

     4.2. HOKU agrees that it will not enter into any additional supply contract with, or make any supply commitment to, any third party (not including the long term supply contracts that have been signed prior to the Effective Date (the "PRE-EXISTING COMMITMENTS")) if the aggregate of HOKU's delivery obligations under all of its supply contracts (including those with SOLARFUN and its Pre-existing Commitments) and such additional supply contract/commitment during any month would exceed the rated monthly production capacity of all polysilicon reactors at all HOKU Facilities, as certified by



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the manufacturer thereof. Subject to the foregoing, this Section 4.2 shall not preclude HOKU from (A) entering into supply contracts for additional capacity from Facility expansion, including pre-sales of potential Facility expansions, or from increased productivity of the Reactors, or (B) selling on the spot market or entering into long-term contracts for the sale of polysilicon that does not meet the Product Specifications at any time during the term of this Agreement, provided that HOKU uses commercially reasonable efforts to meet the Product Specifications with respect to such polysilicon and that HOKU does not manufacture polysilicon for the purpose of making such spot market sales or fulfilling such long term contracts

     4.3. HOKU will use commercially reasonable efforts to make its first shipment of Products to SOLARFUN on or before July 1, 2009.

5.   Payments & Advances.

     5.1. HOKU acknowledges that as of the date of this Agreement, SOLARFUN has provided HOKU with a deposit of Eleven Million U.S. Dollars (US$11,000,000) via wire transfer of immediately available funds (the "FIRST DEPOSIT") as advance payment for Products to be delivered under this Agreement.

     5.2. SOLARFUN shall pay in cash to HOKU the additional sum of Forty-Four Million U.S. Dollars (USD $44,000,000.00) (the "MAIN DEPOSIT") as an advance payment for Products to be delivered under this Agreement in accordance with the payment schedule set forth below.

          5.2.1. Nineteen Million U.S. Dollars ($19,000,000) of the Main Deposit (the "SECOND DEPOSIT") shall be paid to HOKU on September 30, 2008 (the "SECOND DEPOSIT DATE"); provided, however, that the Second Deposit Date shall be extended until such time as HOKU has completed the Financing.

          5.2.2. Provided that this Agreement has not been terminated pursuant to Section 9.3, Twenty Million U.S. Dollars (USD $20,000,000) of the Main Deposit (the "THIRD DEPOSIT") shall be paid to HOKU on March 31, 2009 (the "THIRD DEPOSIT DATE"); provided, however, that the Third Deposit Date shall be extended until such time as HOKU has completed the Financing (unless this Agreement has been terminated pursuant to Section 9.3).

          5.2.3. Provided that this Agreement has not been terminated pursuant to Section 9.3, Five Million U.S. Dollars (USD $5,000,000.00) of the Main Deposit (the "FOURTH DEPOSIT") shall be paid to HOKU on March 31, 2010 (the "FOURTH DEPOSIT DATE"); provided, however, that the Fourth Deposit Date shall be extended until such time as HOKU has completed the Financing (unless this Agreement has been terminated pursuant to Section 9.3).

     5.3. Letter of Credit.

          5.3.1. HOKU acknowledges receipt of the irrevocable stand-by letter of credit attached hereto as APPENDIX 3 (the "CITIBANK LETTER OF CREDIT") in the amount of the Main Deposit. Within ten (10) days after the Effective Date, SOLARFUN shall provide an amended Citibank Letter of Credit in substantially the form of APPENDIX 4 attached hereto (the "AMENDED LETTER OF CREDIT"). Payment to HOKU of the Second Deposit, Third Deposit and Fourth Deposit shall be made under the Amended Letter of Credit upon its receipt of (A) written notice from HOKU that SOLARFUN has failed to make such payment on the Second Deposit Date, the Third Deposit Date or the Fourth Deposit Date, as applicable; and (B) written confirmation from HOKU that HOKU has completed its Financing. The Amended Letter of Credit shall expire on the later of the date when (i) the Main Deposit has been paid in



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full to HOKU by SOLARFUN, or (ii) the Main Deposit has been paid in full to HOKU from the Amended Letter of Credit.

     5.4. HOKU shall invoice SOLARFUN at or after the time of each shipment of Products to SOLARFUN. Taxes, customs and duties, if any, will be identified as separate items on HOKU invoices. All invoices shall be sent to SOLARFUN's address as provided herein. Payment terms for all invoiced amounts shall be [*] days from date of shipment. All payments shall be made in U.S. Dollars. Unless HOKU is entitled to retain the Total Deposit as liquidated damages pursuant to
Section 11 below, shipments to SOLARFUN shall be credited against the Total Deposit beginning in the second Year, as set forth in APPENDIX 1 (Pricing Schedule).

     5.5. The prices for the Products do not include any excise, sales, use, import, export or other similar taxes, such taxes will not include income taxes or similar taxes, which taxes will be invoiced to and paid by SOLARFUN, provided that SOLARFUN is legally or contractually obliged to pay such taxes. SOLARFUN shall be responsible for all transportation charges, duties or charges, liabilities and risks for shipping and handling (and hereby indemnifies HOKU for such costs, liabilities and risks); thus, the price for the Products shall not include any such charges.

     5.6. Late payments and outstanding balances shall accrue interest at the lesser of [*]% per annum or the maximum allowed by law.

6.   Security Interest.

     6.1. Subject to receipt of the Initial Deposit and or payment of any portion of the Main Deposit HOKU hereby grants to SOLARFUN a security interest to secure the repayment by HOKU to SOLARFUN of the Total Deposit following any of the events set forth in Section 9.6 below, which shall be subordinated in accordance with Section 6.2 below, in all of the tangible and intangible assets related to HOKU's polysilicon business (the "COLLATERAL").

     6.2. SOLARFUN acknowledges and agrees that the security interests and liens in the Collateral will not be first priority security interests, will only be subordinated to HOKU's third-party lenders (the "SENIOR LENDERS") that provide debt financing for the construction of any HOKU Facility, and may be subordinated as a matter of law to other security interests, and to security interests that are created and perfected prior to the security interest granted to SOLARFUN hereby. SOLARFUN shall enter into subordination agreements with the Senior Lenders on terms and conditions reasonably acceptable to the Senior Lenders.

     6.3. In addition, SOLARFUN shall enter into collateral, intercreditor and other agreements (the "COLLATERAL AGREEMENTS") with HOKU's Senior Lenders, and with SANYO Electric Co., Ltd., Suntech Power Holding Co., Ltd., Global Expertise Wafer Division, Ltd., and HOKU's other customers who provide prepayments for Products (collectively, "HOKU'S OTHER CUSTOMERS"), as may be reasonably necessary to ensure that the security interest granted hereby is pari passu with the security interests that may be granted to HOKU's Other Customers. SOLARFUN may not unreasonably refuse to sign any such Collateral Agreement, provided that such Collateral Agreement grants SOLARFUN a pari passu priority with respect to HOKU's Other Customers, and is expressly subordinated to the Senior Lenders.

     6.4. The security interest granted hereby shall continue so long as HOKU continues to maintain any amount of the Total Deposit, and only to the extent of such remaining amount of the Total Deposit being held by HOKU, which has not been credited against the shipment of Products pursuant to this Agreement, or otherwise repaid to SOLARFUN. Notwithstanding anything to the contrary contained



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in this Agreement, the Collateral consisting of real property shall secure only the obligations of HOKU to refund any portion of the Total Deposit to SOLARFUN in accordance with the terms of this Agreement. When the Total Deposit is no longer held by HOKU, SOLARFUN will sign such documents as are necessary to release its security interests.

     6.5. HOKU and SOLARFUN each agree to act in good faith to execute and deliver any additional document or documents that may be required in furtherance of the foregoing provisions of this Section 6, including the Collateral Agreements. Neither HOKU nor SOLARFUN may unreasonably refuse to sign any such document.

7.   Product Quality Guarantee.

     7.1. HOKU warrants to SOLARFUN that the Products shall meet the Product Specifications. For each shipment, this warranty shall survive for [*] days after the applicable shipment date (the "WARRANTY PERIOD"). Upon release of the Products to a common carrier or freight forwarder, FOB origin, HOKU warrants that the Products shall be free of all liens, mortgages, encumbrances, security interests or other claims or rights. HOKU will, upon prompt notification and compliance with HOKU's instructions, refund or replace, at SOLARFUN's sole option, any Product which does not meet the Product Specifications, and SOLARFUN shall comply with the inspection and return goods policy described in Section 8 below with respect to such Products. No employee, agent or representative of HOKU has the authority to bind HOKU to any oral representation or warranty concerning the Products. Any oral representation or warranty made prior to the purchase of any Product and not set forth in writing and signed by a duly authorized officer of HOKU shall not be enforceable by SOLARFUN. HOKU makes no warranty and shall have no obligation with respect to damage caused by or resulting from accident, misuse, neglect or unauthorized alterations to the Products.

     7.2. HOKU EXPRESSLY DISCLAIMS ALL OTHER WARRANTIES, WHETHER EXPRESS, IMPLIED OR STATUTORY, INCLUDING THE WARRANTIES OF MERCHANTABILITY, AND FITNESS FOR A PARTICULAR PURPOSE. HOKU's sole responsibility and SOLARFUN's exclusive remedy for any claim arising out of the purchase of any Product is a refund or replacement, as described above. In no event shall HOKU's liability exceed the purchase price paid therefore; nor shall HOKU be liable for any claims, losses or damages of any individual or entity or for lost profits or any special, indirect, incidental, consequential, or exemplary damages, howsoever arising, even if HOKU has been advised of the possibility of such damages.

     7.3. HOKU shall, at its own expense, indemnify and hold SOLARFUN and its Affiliates harmless from and against any expense or loss resulting from any actual or alleged infringement of any patent, trademark, trade secret, copyright, mask work or other intellectual property related to the Products, and shall defend at its own expense, including attorneys fees, any suit brought against SOLARFUN or SOLARFUN's Affiliates alleging any such infringement. SOLARFUN agrees that: (i) SOLARFUN shall give HOKU prompt notice in writing of any such suit; (ii) if HOKU provides evidence reasonably satisfactory to SOLARFUN of HOKU's financial ability to defend the matter vigorously and pay any reasonably foreseeable damages, SOLARFUN shall permit HOKU, through counsel of HOKU's choice, to answer the charge of infringement and defend such suit (but SOLARFUN, or SOLARFUN's Affiliate may be represented by counsel and participate in the defense at its own expense); and (iii) SOLARFUN shall give HOKU all needed information, assistance, and authority, at HOKU's expense, to enable HOKU to defend such suit. In case of a final award of damages in any such suit HOKU shall pay such award, but shall not be responsible for any settlement made without its prior consent. Except as otherwise expressly set forth herein, HOKU disclaims any obligation to defend or indemnify SOLARFUN, its officers, agents, or employees, from any losses, damages, liabilities, costs or expenses which may arise out of the acts of omissions of HOKU.



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8.   Inspection and Return Goods Policy.

     8.1. An inspection of appearance of each shipment of Product shall be made by SOLARFUN in accordance with sound business practice upon the delivery of the Product, and in no case later than [*] after delivery at SOLARFUN's factory. SOLARFUN shall inform HOKU promptly, and in no case later than [*] after delivery of Product, in case of any obvious damages or other obvious defects to the Product which SOLARFUN discovers under the inspection of appearance.

     8.2. SOLARFUN shall perform final inspection of the Product upon introducing the Product into SOLARFUN's production process. Such inspection shall take place during the Warranty Period. If the Product does not meet the Product Specifications, SOLARFUN shall notify HOKU in writing without undue delay after the inspection and, together with the notification, submit documentary evidence of the result of the final inspection whereupon HOKU shall have the right to undertake its own inspection prior to any return of the Products pursuant to Section 8.3 below.

     8.3. Products may be returned to HOKU within the later of (a) [*] after discovery of a defect consistent with Sections 8.1 and 8.2 above; and (b) [*] after HOKU completes its inspection and confirms the defect pursuant to Section
8.2 above, for replacement or a refund including all return shipment expenses. To assure prompt handling, HOKU shall provide SOLARFUN a return goods authorization number within 48 hours of SOLARFUN's request. Provided that HOKU communicates this number to SOLARFUN within such timeframe, SOLARFUN will reference this number on return shipping documents. Returns made without the authorization number provided by HOKU in accordance with the foregoing may be subject to HOKU's reasonable charges due to HOKU's additional handling costs. HOKU reserves the right to reverse any credit issued to SOLARFUN if, upon return, such Product is determined by a predetermined third party not to be defective.

9.   Term and Termination.

     9.1. The term of this Agreement shall begin on the Effective Date and provided that the first delivery of the Product under this Agreement shall occur in 2009 or earlier, and unless previously terminated as hereinafter set forth, shall remain in force for a period of ten Years beginning with the First Shipment Date.

     9.2. Each Party may, at its discretion, upon written notice to the other Party, and in addition to its rights and remedies provided under this Agreement or any other agreement executed in connection with this Agreement and at law or in equity, terminate this Agreement in the event of any of the following:

          9.2.1. Upon a material breach of the other Party of any material provision in this Agreement, and failure of the other Party to cure such material breach within sixty (60) days after written notice thereof; provided, however, that such cure period shall not modify or extend the 150-day cure period for HOKU's delivery obligations pursuant to Section 3.3 above; and provided, further that such sixty (60) day cure period shall not apply to SOLARFUN's failure to make any payment to HOKU pursuant to this Agreement. In the event of SOLARFUN's failure to make payment on the 30-day payment terms set forth in Section 5.4 hereof, termination by HOKU shall require the issuance of a written notice of default containing the threat of immediate termination if payment is not made within an additional grace period of not less than ten (10) business days. Notwithstanding the foregoing, HOKU is not required to produce Products for SOLARFUN while a payment default by SOLARFUN on an invoice for products actually shipped by HOKU has occurred and is continuing. For purposes of this Section 9.2.1, a "material breach" means a monthly shipment which is delayed beyond one hundred fifty (150)



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days, a payment default or any other material breach of this Agreement which materially and adversely affects a Party or which occurs on multiple occasions.

          9.2.2. Upon the voluntary or involuntary initiation of bankruptcy or insolvency proceedings against the other Party; provided, that for an involuntary bankruptcy or insolvency proceeding, the Party subject to the proceeding shall have sixty (60) working days within which to dissolve the proceeding or demonstrate to the terminating Party's satisfaction the lack of grounds for the initiation of such proceeding;

          9.2.3. If the other Party (i) becomes unable, or admits in writing its inability, to pay its debts generally as they mature, (ii) becomes insolvent (as such term may be defined or interpreted under any applicable statute); or

          9.2.4. In accordance with the provisions of Section 12 (Force Majeure) below.

          9.2.5. Without limiting the foregoing, SOLARFUN shall have the right to terminate this Agreement if the First Shipment Date does not occur on or before December 31, 2009.

     9.3. HOKU and SOLARFUN shall each have the right to terminate this Agreement if HOKU has not completed the Financing on or before December 31, 2008.

     9.4. In the event that SOLARFUN does not provide the Amended Letter of Credit within ten (10) days after the Effective Date, then this Agreement shall be null and void, and the Supply Agreement shall survive in accordance with its terms.

     9.5. Upon the expiration or termination of this Agreement howsoever arising, the following Sections shall survive such expiration or termination:
Sections 1 (Definitions); Section 7 (Product Quality Guarantee), Section 8 (Inspection and Return Goods Policy); Section 9 (Term and Termination); Section 10 (Liability); Section 11 (Liquidated Damages); and Section 13 (General Provisions).

     9.6. If SOLARFUN terminates this Agreement pursuant to Section 9.2.1, 9.2.2, 9.2.3, 9.2.4, 9.2.5, 9.3, or 12 then any funds remaining on the Total Deposit on such date of termination (including, without limitation, the First Deposit and any portion of the Main Deposit that has been paid to HOKU against the Amended Letter of Credit) shall be returned to SOLARFUN, and to the extent that the Amended Letter of Credit has not expired, HOKU shall return the original of the Amended Letter of Credit to SOLARFUN for cancellation; provided however that if SOLARFUN is in material breach of this Agreement at the time it terminates this Agreement, then HOKU shall not be required to repay any remaining amount of the Total Deposit or return the Amended Letter of Credit up to the amounts of HOKU's direct loss from such material breach (unless SOLARFUN cures such breach within the applicable cure period) or SOLARFUN's other outstanding and unpaid obligations hereunder (including, without limitation, obligations under Section 11). If HOKU terminates this Agreement pursuant to Sections 9.2.1, 9.2.2, 9.2.3, 9.2.4, or 12, then HOKU shall be entitled to retain the Total Deposit and the Amended Letter of Credit including any funds remaining on the Total Deposit on such date of termination in accordance with
Section 11. "FUNDS REMAINING" on the Total Deposit are funds not applied against SOLARFUN's purchase of Product, pursuant to Section 5.4 above, for Product actually shipped to SOLARFUN hereunder.



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10.  Liability.

     10.1. IN NO EVENT SHALL EITHER PARTY BE LIABLE FOR INDIRECT, SPECIAL, INCIDENTAL OR CONSEQUENTIAL DAMAGES OR FOR EXEMPLARY OR PUNITIVE DAMAGES, EVEN IF SOLARFUN OR HOKU HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

     10.2. NEITHER PARTY'S TOTAL LIABILITY TO THE OTHER FOR ANY KIND OF LOSS, DAMAGE OR LIABILITY ARISING UNDER OR IN CONNECTION WITH THIS AGREEMENT, UNDER ANY THEORY OF LIABILITY, SHALL EXCEED IN THE AGGREGATE THE TOTAL DEPOSIT, EXCEPT WITH RESPECT TO SOLARFUN'S CONTINUING OBLIGATION TO PURCHASE THE PRODUCTS AS SET FORTH HEREIN.

11. Liquidated Damages. THE PARTIES ACKNOWLEDGE AND AGREE THAT ANY BREACH OF THIS AGREEMENT BY SOLARFUN MAY CAUSE IRREPARABLE AND IMMEASURABLE DAMAGE TO HOKU. BECAUSE IT IS DIFFICULT TO MEASURE THESE DAMAGES, IN THE EVENT THAT THIS AGREEMENT IS TERMINATED BY HOKU PURSUANT TO SECTION 9.2.1, 9.2.2, 9.2.3, 9.2.4, or 12, THEN HOKU SHALL BE ENTITLED TO RETAIN AS LIQUIDATED DAMAGES, THE TOTAL DEPOSIT (INCLUDING ANY REMAINING PORTION THEREOF NOT CREDITED AGAINST PRODUCT SHIPMENTS). ANY AMOUNTS DUE FOR UNDELIVERED PRODUCT UNDER THIS AGREEMENT ARE STILL DUE, UNLESS OTHERWISE AGREED BY BOTH PARTIES IN WRITING.

12. Force Majeure. Neither Party shall be liable to the other Party for failure of or delay in performance of any obligation under this Agreement, directly, or indirectly, owing to acts of God, war, war-like condition, embargoes, riots, strike, lock-out and other events beyond its reasonable control which were not reasonably foreseeable and whose effects are not capable of being overcome without unreasonable expense and/or loss of time to the affected Party (i.e., the Party that is unable to perform). If such failure or delay occurs, the affected Party shall notify the other Party of the occurrence thereof as soon as possible, and the Parties shall discuss the best way to resolve the event of force majeure. If the conditions of Force Majeure continue to materially impede performance of any material obligation under this Agreement for a period of more than three (3) consecutive calendar months, then the non-affected Party shall be entitled to terminate this Agreement by 30 days' prior written notice to the other Party.

13.  General Provisions.

     13.1. This Agreement shall be construed under and governed by the laws of the State of California, U.S.A.

     13.2. Upon notice from one Party to the other of a dispute hereunder, the Parties agree to hold a meeting within thirty (30) days of receipt of such notice with at least one (1) representative from each Party who has decision-making authority for such company. At this meeting, the Parties will attempt to resolve the dispute in good faith. If, after the meeting, the dispute has not been resolved, only then may a Party resort to litigation. Any proceeding to enforce or to resolve disputes relating to this Agreement shall be brought in California, USA. In any such proceeding, neither Party shall assert that such a court lacks jurisdiction over it or the subject matter of the proceeding.

     13.3. HOKU may assign this Agreement to any of its Affiliates, and may assign its rights under this Agreement to any collateral agent as collateral security for HOKU's secured obligations in connection with the financing a HOKU Facility, without the consent of SOLARFUN. Except as stated in the previous sentence, neither HOKU nor SOLARFUN may assign this Agreement to a third party



SOLARFUN Initials & Date WS May 13, 2008    HOKU Initials & Date DS May 13, 2008
                         ---------------                         ---------------

                                                                    CONFIDENTIAL

without the prior written consent of the other Party, which consent shall not be unreasonably withheld. Notwithstanding the foregoing, an assignment of this Agreement by either Party in connection with a merger, acquisition, or sale of all or substantially all of the assets or capital stock of such Party shall not require the consent of the other Party. If this Agreement is assigned effectively to a third party, this Agreement shall bind upon successors and assigns of the Parties hereto.

     13.4. Except as provided elsewhere in this Agreement, a notice is effective only if the Party giving or making the notice has complied with this Section
13.4 and if the addressee has received the notice. A notice is deemed to have been received as follows:

     (a) If a notice is delivered in person, or sent by registered or certified mail, or nationally or internationally recognized overnight courier, upon receipt as indicated by the date on the signed receipt; or

     (b) If a notice is sent by facsimile, upon receipt by the Party giving the notice of an acknowledgment or transmission report generated by the machine from which the facsimile was sent indicating that the facsimile was sent in its entirety to the addressee's facsimile number.

Each Party giving a notice shall address the notice to the appropriate person at the receiving Party at the address listed below or to a changed address as the Party shall have specified by prior written notice:

SOLARFUN:

SOLARFUN POWER HONG KONG LIMITED
In care of: JIANGSU LINYANG SOLARFUN CO., LTD.
No. 666 Linyang Rd.,
Qidong Jiangsu Province 226200
People's Republic of China
Tel: +86-21-6393-8326
Fax: +86-21-6393-3099
Attn: William Sien, VP of Business Development
E-Mail: [*]

HOKU:

HOKU MATERIALS, INC.
1075 Opakapaka Street
Kapolei, HI 96707
Attn: Mr. Dustin Shindo, CEO
E-mail: [*]
Facsimile: +1 (808) 682-7807

     13.5. The waiver by either Party of the remedy for the other Party's breach of or its right under this Agreement will not constitute a waiver of the remedy for any other similar or subsequent breach or right.


     13.6. If any provision of this Agreement is or becomes, at any time or for any reason, unenforceable or invalid, no other provision of this Agreement shall be affected thereby, and the remaining provisions of this Agreement shall continue with the same force and effect as if such unenforceable or invalid provisions had not been inserted in this Agreement.



SOLARFUN Initials & Date WS May 13, 2008    HOKU Initials & Date DS May 13, 2008
                         ---------------                         ---------------

                                                                    CONFIDENTIAL

     13.7. No changes, modifications or alterations to this Agreement shall be valid unless reduced to writing and duly signed by respective authorized representatives of the Parties.

     13.8. No employment, agency, trust, partnership or joint venture is created by, or shall be founded upon, this Agreement. Each Party further acknowledges that neither it nor any Party acting on its behalf shall have any right, power or authority, implied or express, to obligate the other Party in any way.

     13.9. Neither Party shall make any announcement or press release regarding this Agreement or any terms thereof without the other Party's prior written consent; provided, however, that the Parties will work together to issue a joint press release within two (2) days after execution of this Agreement. Notwithstanding the foregoing, either Party may publicly disclose the material terms of this Agreement pursuant to the United States Securities Act of 1933, as amended, the United States Securities Exchange Act of 1934, as amended, or other applicable law; provided, however, that the Party being required to disclose the material terms of this Agreement shall provide reasonable advance notice to the other Party, and shall use commercially reasonable efforts to obtain confidential treatment from the applicable governing entity for all pricing and technical information set forth in this Agreement.

     13.10. This Agreement constitutes the entire agreement between the Parties and supersedes all prior proposal(s), discussions and agreements, including, without limitation, the Supply Agreement, relative to the subject matter of this Agreement and neither of the Parties shall be bound by any conditions, definitions, warranties, understandings or representations with respect to such subject matter other than as expressly provided herein. No oral explanation or oral information by either Party hereto shall alter the meaning or interpretation of this Agreement. Notwithstanding the foregoing, if SOLARFUN fails to provide the Amended Letter of Credit within ten (10) days after the Effective Date, then this Agreement shall be null and void, and the Supply Agreement shall continue to be binding on the Parties as the final agreement between the Parties regarding the purchase and sale of Products.

     13.11. The headings are inserted for convenience of reference and shall not affect the interpretation and or construction of this Agreement.

     13.12. Words expressed in the singular include the plural and vice-versa.



SOLARFUN Initials & Date WS May 13, 2008    HOKU Initials & Date DS May 13, 2008
                         ---------------                         ---------------

                                                                    CONFIDENTIAL

IN WITNESS WHEREOF, the Parties have executed this Second Amended & Restated Supply Agreement as of the date last set forth below.



SOLARFUN:                                              HOKU:
--------                                               ----

SOLARFUN POWER HONG KONG LIMITED                       HOKU MATERIALS, INC.

By:       /s/ WILLIAM SIEN                             By:       /s/ DUSTIN SHINDO
          -----------------------------------                    -----------------------------------

Name:     William Sien                                 Name:     Dustin Shindo
          -----------------------------------                    -------------

Title:    VP of Business Development                   Title:   Chairman & CEO
          -----------------------------------                   --------------
Authorized Signatory                                   Authorized Signatory

Date:     May 13, 2008                                 Date:    May 13, 2008
          -----------------------------------                   -----------------------------------

                               CORPORATE GUARANTY

As an inducement for HOKU to enter into this Agreement with SOLARFUN, it is hereby agreed that the undersigned does hereby guaranty to HOKU the prompt, punctual and full payment of all monies now or hereinafter due HOKU from SOLARFUN, and agrees to the following:

     a) Until termination, this guaranty is unlimited as to amount or duration and shall remain in full force and effect notwithstanding any extension, compromise, adjustment, forbearance, waiver, release or discharge of any party obligor or guarantor.

     b) The obligations of the undersigned shall be at the election of HOKU, shall be primary and not necessarily secondary, and HOKU shall not be required to exhaust its remedies as against SOLARFUN prior to enforcing its rights under this guaranty against the undersigned.

     c) The guaranty hereunder shall be unconditional and absolute and the undersigned waives all rights of subrogation and set-off until all sums under this guaranty are fully paid. The undersigned further waives all suretyship defenses or defenses in the nature thereof, generally.

     d) The guaranty shall be valid and continuing during the term of this Agreement.

     e) The undersigned warrants and represents it has full authority to enter into this guaranty.

     f) This guaranty shall be binding upon and inure to the benefit of the parties, their successors, assigns and personal representatives.

     g) This guaranty shall be construed and enforced under the laws of the State of California, USA

JIANGSU LINYANG SOLARFUN CO., LTD.

By:       /s/ WILLIAM SIEN                             Date:      May 13, 2008
          -----------------------------------                     -----------------------------------

Name:     William Sien
          -----------------------------------

Title:    VP of Business Development
          -----------------------------------
Authorized Signatory



          SIGNATURE PAGE TO SECOND AMENDED & RESTATED SUPPLY AGREEMENT

                                                                    CONFIDENTIAL

                                   APPENDIX 1
                                PRICING SCHEDULE

                                      [*]

If there is uncertainty in price between the delivery period and the total quantity for that period based on the table above, the price assigned to the quantity shall prevail. For example, the first [*] MT shall be invoiced at $[*].



SOLARFUN Initials & Date WS May 13, 2008    HOKU Initials & Date DS May 13, 2008
                         ---------------                         ---------------
            APPENDIX 1 TO SECOND AMENDED & RESTATED SUPPLY AGREEMENT

                                   APPENDIX 2
                             PRODUCT SPECIFICATIONS

                                      [*]

The size distribution of the Products shipped shall be as follows:

                                       [*]

Product Specifications shall be tested in accordance with the following procedures: graphite furnace atomic absorption spectroscopy, inductively coupled plasma-mass spectroscopy and Fourier transform infrared absorption spectroscopy.



SOLARFUN Initials & Date WS May 13, 2008    HOKU Initials & Date DS May 13, 2008
                         ---------------                         ---------------
            APPENDIX 2 TO SECOND AMENDED & RESTATED SUPPLY AGREEMENT

                                   APPENDIX 3
                            Citibank Letter of Credit

                                 (See attached)



SOLARFUN Initials & Date WS May 13, 2008    HOKU Initials & Date DS May 13, 2008
                         ---------------                         ---------------
            APPENDIX 3 TO SECOND AMENDED & RESTATED SUPPLY AGREEMENT

                                   APPENDIX 4
                            Amended Letter of Credit



AT THE REQUEST CITIBANK (CHINA) CO., LTD. SHANGHAI BRANCH AND FOR THE ACCOUNT OF JIANGSU LINYANG SOLARFUN CO., LTD. ("APPLICANT") WITH ADDRESS AT NO. 666 LINYANG RD., QIDONG JIANGSU PROVINCE 226200, THE PEOPLE'S REPUBLIC OF CHINA, WE ISSUE
OUR IRREVOCABLE STANDBY LETTER OF CREDIT NUMBER...... IN FAVOR OF : HOKU
SCIENTIFIC, INC. AND/OR HOKU MATERIALS INC. ("BENEFICIARY"), 1075 OPAKAPAKA STREET, KAPOLEI, HAWAII 96707 USA, ATTN: MR. DUSTIN SHINDO, CEO FOR AN AMOUNT NOT TO EXCEED IN THE AGGREGATE USD44,000,000.00 (FORTY FOUR MILLION UNITED STATES DOLLARS AND 00/100 CENTS), EFFECTIVE IMMEDIATELY AND EXPIRING AT CITIBANK, N.A., C/O ITS SERVICER CITICORP NORTH AMERICA, INC., 3800 CITIBANK CENTER, GLOBAL TRADE SERVICE CENTER, BUILDING B, 3RD FLOOR, , TAMPA, FL 33610, ON APRIL 15, 2010.

..
THIS STANDBY LETTER OF CREDIT IS ISSUED RELATIVE TO A CONTRACT ("SUPPLY AGREEMENT") PLACED IN _________________ 2008 BETWEEN HOKU SCIENTIFIC, INC. ("SUPPLIER") AND SOLARFUN POWER HONG KONG LTD. ("BUYER") FOR THE DELIVERY OF POLYCRYSTALLINE SILICON PRODUCTS ("GOODS") TO JIANGSU LINYANG SOLARFUN CO., LTD.

FUNDS UNDER THIS STANDBY LETTER OF CREDIT ARE AVAILABLE TO THE BENEFICIARY BY SIGHT PAYMENT WITH CITIBANK, N.A., NEW YORK AGAINST PRESENTATION OF A WRITTEN STATEMENT SIGNED BY THE BENEFICIARY MENTIONING THEREON OUR STANDBY LETTER OF
CREDIT NUMBER........... AND CERTIFYING THAT "APPLICANT HAS FAILED TO PERFORM
ITS CONTRACTUAL OBLIGATION UNDER THE POLYCRYSTALLINE SILICON CONTRACT. WE CERTIFY THAT WE HAVE COMPLIED FULLY WITH THE TERMS AND CONDITIONS OF THE UNDERLYING AGREEMENT."

WE HEREBY UNDERTAKE WITH BENEFICIARY TO HONOR EACH PRESENTATION MADE IN COMPLIANCE WITH THE TERMS AND CONDITIONS OF THIS STANDBY LETTER OF CREDIT ON OR BEFORE THE STATED EXPIRATION DATE, WHEN DULY PRESENTED TO US BY FACSIMILE TRANSMISSION OR EXPRESS COURIER, AT OUR ADDRESS STATED ABOVE.

IF PRESENTATION OF SUCH DRAFT AND CERTIFICATE IS MADE BY FAX TRANSMISSION, IT SHALL BE FAXED TO FAX NO. 813-604-7187 OR SUCH OTHER FAX NUMBER IDENTIFIED BY CITIBANK IN A WRITTEN NOTICE TO YOU. TO THE EXTENT A PRESENTATION IS MADE BY FAX TRANSMISSION, YOU MUST (I) PROVIDE TELEPHONE NOTIFICATION THEREOF TO CITIBANK (PHONE NO. 813-604-7101) PRIOR TO OR SIMULTANEOUSLY WITH THE SENDING OF SUCH FAX TRANSMISSION AND (II) SEND THE ORIGINAL OF SUCH DRAFT AND CERTIFICATE TO CITIBANK BY OVERNIGHT COURIER, AT THE ADDRESS PROVIDED ABOVE FOR PRESENTATION OF DOCUMENTS, PROVIDED HOWEVER, THAT CITIBANK'S RECEIPT OF SUCH TELEPHONE NOTICE OR ORIGINAL DOCUMENTS SHALL NOT BE A CONDITION TO PAYMENT HEREUNDER.



SOLARFUN Initials & Date WS May 13, 2008    HOKU Initials & Date DS May 13, 2008
                         ---------------                         ---------------
            APPENDIX 4 TO SECOND AMENDED & RESTATED SUPPLY AGREEMENT

PAYMENT WILL BE MADE BY US FOUR (4) BANKING DAYS FOLLOWING OUR DETERMINATION THAT DOCUMENTS PRESENTED ARE IN FULL COMPLIANCE WITH THE TERMS AND CONDITIONS OF THE LETTER OF CREDIT.


ALL PAYMENTS UNDER THIS STANDBY LETTER OF CREDIT SHALL BE MADE IN UNITED STATES DOLLARS, FOR VALUE, IN IMMEDIATELY AVAILABLE FUNDS BY WIRE TRANSFER TO SUCH ACCOUNT AS MAY BE DESIGNATED BY THE BENEFICIARY IN THE APPLICABLE DEMAND.


IN THE EVENT THAT A DEMAND FAILS TO COMPLY WITH THE TERMS OF THIS STANDBY LETTER OF CREDIT, WE SHALL PROVIDE THE BENEFICIARY PROMPT NOTICE OF THE SAME STATING THE REASONS THEREFOR AND SHALL UPON INSTRUCTIONS FROM BENEFICIARY HOLD ANY NON-CONFORMING DEMAND AND OTHER DOCUMENTS AT BENEFICIARY'S DISPOSAL OR RETURN THE NON-CONFORMING DEMAND AND OTHER DOCUMENTS TO THE BENEFICIARY AT THE ADDRESS SET FORTH ABOVE BY OVERNIGHT COURIER. UPON BEING NOTIFIED THAT THE DEMAND WAS NOT EFFECTED IN COMPLIANCE WITH THIS STANDBY LETTER OF CREDIT, THE BENEFICIARY MAY ATTEMPT TO CORRECT SUCH NON-COMPLYING DEMAND IN ACCORDANCE WITH THIS STANDBY LETTER OF CREDIT.

..
PARTIAL DRAWINGS ARE ALLOWED UNDER THIS LETTER OF CREDIT. EACH PRESENTATION HONORED BY US SHALL IMMEDIATELY REDUCE THE AMOUNT AVAILABLE TO BE DRAWN HEREUNDER BY THE AMOUNT OF THE PAYMENT MADE IN RESPECT OF SUCH PRESENTATION.

THIS LETTER OF CREDIT SHALL AUTOMATICALLY BECOME NULL AND VOID UPON THE EXPIRY DATE, WHETHER IT IS RETURNED TO US OR NOT; PROVIDED, HOWEVER, THAT IN THE EVENT OF AN ACT OF GOD, RIOT, CIVIL COMMOTION, INSURRECTION, WAR OR ANY OTHER CAUSE BEYOND OUR CONTROL THAT INTERRUPTS OUR BUSINESS AND CAUSES THE PLACE FOR PRESENTATION OF THIS STANDBY LETTER OF CREDIT TO BE CLOSED FOR BUSINESS ON THE LAST DAY FOR PRESENTATION, THE EXPIRY DATE WILL BE AUTOMATICALLY EXTENDED WITHOUT AMENDMENT TO A DATE FIFTEEN CALENDAR DAYS AFTER THE PLACE FOR PRESENTATION REOPENS FOR BUSINESS.


ALL BANK CHARGES ARE FOR ACCOUNT OF THE APPLICANT.

ALL PARTIES TO THIS STANDBY LETTER OF CREDIT ARE ADVISED THAT THE U.S.GOVERNMENT HAS IN PLACE SANCTIONS AGAINST CERTAIN COUNTRIES, RELATED ENTITIES AND INDIVIDUALS. UNDER THESE SANCTIONS CITIBANK N.A.IS/WILL BE PROHIBITED FROM ENGAGING IN TRANSACTIONS THAT MAY FALL WITHIN THE GUIDELINES OF SUCH SANCTIONS.

ANY ONE BENEFICIARY OR COMBINATION OF BENEFICIARIES, ACTING INDIVIDUALLY OR COLLECTIVELY, MAY DRAW ON THIS LETTER OF CREDIT IN FULL OR IN PART, AND ANY ACTION TAKEN BY ANY OR ALL BENEFICIARIES HEREUNDER SHALL BIND EACH OF



SOLARFUN Initials & Date WS May 13, 2008    HOKU Initials & Date DS May 13, 2008
                         ---------------                         ---------------
            APPENDIX 4 TO SECOND AMENDED & RESTATED SUPPLY AGREEMENT

THEM EXCEPT THE REQUEST FOR THE TRANSFER OF THE LETTER OF CREDIT WHICH MUST BE JOINTLY SIGNED BY BOTH BENEFICIARIES.


IT IS CONDITION OF THIS LETTER OF CREDIT THAT IT IS TRANSFERABLE AND MAY BE TRANSFERRED IN ITS ENTIRETY, BUT NOT IN PART, AND MAY BE SUCCESSIVELY TRANSFERRED BY YOU OR ANY TRANSFEREE HEREUNDER TO A SUCCESSOR TRANSFEREE(S). TRANSFER UNDER THIS LETTER OF CREDIT TO SUCH TRANSFEREE MUST BE JOINTLY SIGNED BY BOTH BENEFICIARIES AND SHALL BE EFFECTED UPON PRESENTATION TO US OF THE ORIGINAL OF THIS LETTER OF CREDIT AND ANY AMENDMENTS HERETO ACCOMPANIED BY A REQUEST DESIGNATING THE TRANSFEREE IN THE FORM OF ANNEX _A__, ATTACHED HERETO, APPROPRIATELY COMPLETED

THIS STANDBY LETTER OF CREDIT IS SUBJECT TO THE INTERNATIONAL STANDBY PRACTICES 1998, ICC PUBLICATION NO. 590 ("ISP98"), AND AS TO MATTERS NOT ADDRESSED BY ISP98, SHALL BE GOVERNED BY THE LAWS OF NEW YORK STATE AND APPLICABLE UNITED STATES FEDERAL LAWS.



SOLARFUN Initials & Date WS May 13, 2008    HOKU Initials & Date DS May 13, 2008
                         ---------------                         ---------------
            APPENDIX 4 TO SECOND AMENDED & RESTATED SUPPLY AGREEMENT

                                    ANNEX A
                            REQUEST FOR FULL TRANSFER
                    RELINQUISHING ALL RIGHTS AS BENEFICIARIES

(THIS FORM IS TO BE USED WHEN THE LETTER OF CREDIT IS TO BE TRANSFERRED IN ITS ENTIRETY AND , NO SUBSTITUTION OF INVOICES IS INVOLVED AND, NO RIGHTS ARE TO BE RETAINED BY THE UNDERSIGNED BENEFICIARY)

CITICORP NORTH AMERICA INC.,                               DATE:
AS SERVICER FOR CITIBANK, N.A.
3800 CITIBANK CENTER, BLDG. B, 3RD FL.
TAMPA, FL 33610


       RE: L/C NO. _________

       ISSUED BY: CITIBANK, N.A.


GENTLEMEN:

RECEIPT IS ACKNOWLEDGED OF THE ORIGINAL INSTRUMENT WHICH YOU FORWARDED TO US RELATIVE TO THE ISSUANCE OF A LETTER OF CREDIT (HEREIN CALLED THE "CREDIT") BEARING YOUR REFERENCE NUMBER AS ABOVE IN FAVOR OF OURSELVES AND/OR TRANSFEREES AND WE HEREBY REQUEST YOU TO TRANSFER THE SAID LETTER OF CREDIT, IN ITS ENTIRETY, TO:

________________________________________________________________________________

WHOSE ADDRESS
IS______________________________________________________________________________

________________________________________________________________________________

(OPTIONAL) PLEASE ADVISE BENEFICIARY THROUGH THE BELOW INDICATED ADVISING BANK:

________________________________________________________________________________

________________________________________________________________________________

WE ARE RETURNING THE ORIGINAL INSTRUMENT TO YOU HEREWITH IN ORDER THAT YOU MAY DELIVER IT TO THE TRANSFEREES TOGETHER WITH YOUR CUSTOMARY LETTER OF TRANSFER.

IT IS UNDERSTOOD THAT ANY AMENDMENTS TO THE LETTER OF CREDIT WHICH YOU MAY RECEIVE ARE TO BE ADVISED BY YOU DIRECTLY TO THE TRANSFEREES AND THAT THE DRAFTS AND DOCUMENTS OF THE TRANSFEREES, IF ISSUED IN ACCORDANCE WITH THE CONDITIONS OF THE LETTER OF CREDIT, ARE TO BE FORWARDED BY YOU DIRECTLY TO THE PARTY FOR WHOSE ACCOUNT THE CREDIT WAS OPENED (OR ANY INTERMEDIARY) WITHOUT OUR INTERVENTION. (CONTINUED ON PAGE 2)



SOLARFUN Initials & Date WS May 13, 2008    HOKU Initials & Date DS May 13, 2008
                         ---------------                         ---------------
            APPENDIX 4 TO SECOND AMENDED & RESTATED SUPPLY AGREEMENT

PAGE 2     REQUEST FOR FULL TRANSFER RELINQUISHING ALL RIGHTS AS BENEFICIARIES

                              CITIBANK, N.A. REFERENCE _________________________

SIGNATURE GUARANTEED                                              SINCERELY YOURS,

THE BENEFICIARIES SIGNATURES WITH
TITLES CONFORMS WITH THAT ON FILE
WITH US AND SUCH IS/ARE AUTHORIZED
FOR THE EXECUTION OF THIS INSTRUMENT.


____________________________________
        ____________________________________
(NAME OF BANK)                                                  HOKU SCIENTIFIC, INC

____________________________________
        ____________________________________
(BANK ADDRESS)                                                  (TELEPHONE NUMBER)

____________________________________
        ____________________________________
(CITY, STATE, ZIP CODE)                                 (AUTHORIZED NAME AND TITLE)

____________________________________
        ____________________________________
(TELEPHONE NUMBER)                                      (AUTHORIZED SIGNATURE)

____________________________________
        ____________________________________
(AUTHORIZED NAME AND TITLE)                             HOKU MATERIALS INC.

____________________________________
        ____________________________________
(AUTHORIZED SIGNATURE)                                          (TELEPHONE NUMBER)

                                                        ____________________________________
                                                        (AUTHORIZED NAME AND TITLE)

                                                        ____________________________________
                                                        (AUTHORIZED SIGNATURE)



SOLARFUN Initials & Date WS May 13, 2008    HOKU Initials & Date DS May 13, 2008
                         ---------------                         ---------------
            APPENDIX 4 TO SECOND AMENDED & RESTATED SUPPLY AGREEMENT

SOLARFUN Initials & Date WS May 13, 2008    HOKU Initials & Date DS May 13, 2008
                         ---------------                         ---------------
            APPENDIX 4 TO SECOND AMENDED & RESTATED SUPPLY AGREEMENT
PAGE 21 of 21